Filed Pursuant to Rule 433 under the Securities Act
Registration Statement No. 333-221261
Issuer Free Writing Prospectus dated July 24, 2018
CUSIP #: 63743HES7

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

Medium-Term Notes, Series D
With Maturities of Nine Months or More from Date of Issue

Floating Rate Notes

Issuer:	National Rural Utilities Cooperative Finance Corporation

Issuer Ratings:	A2 / A / A (Moodys / S&P / Fitch)

Principal Amount:	$300,000,000

Security Type:	Senior Unsecured

Issue Price:	100% of Principal Amount

Trade Date:	July 24, 2018

Original Issue Date:	July 26, 2018

Maturity Date:	June 30, 2021

Initial Interest Rate:	Determined as if the Original Issue Date was an Interest Reset Date

Base rate:	USD 3-month LIBOR

Spread:	Plus 37.5 basis points

Interest Payment Dates:	Each March 30, June 30, September 30, and December 30, commencing September 30, 2018

Interest Reset Dates:	Each March 30, June 30, September 30 and December 30

Payment at Maturity:	The payment at maturity will be 100% of the Principal Amount plus accrued and unpaid interest, if any

Optional Redemption:	None

Agent's Discount or Commission:	0.15%

Basis:	As Principal

Agent(s):	U.S. Bancorp Investments, Inc.

Form of Note:	Book-Entry
(Book-Entry or Certificated)

Denominations:	$2,000 x $1,000

Other Terms:	None

Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from U.S. Bancorp Investments, Inc. by calling toll-free at 1-877-558-2607.